Credit Line Agreement
No.: PuDong Development 2018 No. 18148701

Party A: ACM Research (Shanghai) Inc.
Business license number: 91310000774331663A
Legal Representative/Person in Charge: HUI WANG
Address: Building #4, No. 1690, Cailun Rd., Shanghai Pilot Free Trade Zone, China
Postal code: 201203
Financial institution of account and account number: Bank of China Zhangjiang Hi-Tech Park Branch
Tel: 50808868 Fax: 50808860

Party B: Bank of China Co., Ltd. Branch in Shanghai Pudong Development Zone
Legal Representative/Person in Charge: Sheng Zhenzhou
Address: No. 58 Xinjinqiao Road
Postal code: 201206
Tel: 20512666 Fax: /

In order to develop a friendly and mutually beneficial cooperative relationship, both parties have reached the following agreement through consensus on the principle of self-discipline, equality, mutual benefit, and good faith.

Article 1 Business scope
Party B shall provide Party A with a credit line in accordance with this agreement. Party A may apply to Party B for revolving, transfer or one-time use of the credit line in accordance with this contract and the conditions stipulated in relevant individual agreements. Party A may use the credit line for short-term loans, corporate account overdraft, bank acceptance bills, trade capital financing, guarantee letters, capital business and other credit business (collectively referred to as "single item credit line service").
The trade financing business referred to in this agreement includes the opening of domestic and international letters of credit, import documentary bills, delivery guarantee, packaged loans, export documentary bills, export bill discounting under letters of credit, buyer credit of import documentary bills on domestic letters of credit, seller credit of export documentary bills on domestic letters of credit, negotiated payment on domestic letters of credit, and other international and national trade financing business.
The business of guarantee letters mentioned in this agreement includes various international and domestic businesses of guarantee letters such as the opening of guarantee letters/backup letter of credit.
Article 2 Type and amount of credit line
Party B agrees to provide Party A with the following credit line:
The currency is: RMB.
The amount is: (uppercase) RMB Thirty Million Yuan;
(lowercase) CNY30, 000, 000.00
The specific types and amounts of the credit line are as follows:

1. The credit line for loan is RMB Thirty Million Yuan. Among it:
(1) The credit line for working capital loan is RMB 30, 000, 000.00 yuan:

Article 3 Use of credit lines
1. Within the period of credit line usage stipulated in this agreement, Party A may use the corresponding amount as specified in (1) below according to limit for each individual credit line business specified in this agreement:

(1) Revolving use of credit line. The specific types of credits included here are: **the credit line for working capital loans is RMB Thirty Million Yuan.**
(2) One-time use. The specific types of credits included here are: _/_.

For example, if Party A wants to use the amount of the credit line agreed upon in Article 2 for other purposes, Party A shall submit an application to Party B in writing. Party B shall decide whether to adjust the purpose of credit line and the specific measures of adjustment. Party B shall notify Party A the decision in writing.
2. As of the effective date of this agreement, the balance of the credit granted to Party A by Party B based on previously valid "agreement of Credit Lines" or similar agreements and individual agreements shall be deemed as using credit limit granted in this agreement.
Among them, the balance of credit using the credit line is regarded as using the credit line granted under this agreement.
3. Unless otherwise specified, the following business does not use the amount of credit limit:
(1) Export documentary bills with required documents:
(2) Documentary bills or financing granted based on a bill of exchange or fund of a domestic/international letter of credit that is accepted by Party B and is confirmed/accepted/paid/guaranteed by the issuing bank/guarantee bank;
(3) Party A can provide the security deposit, state treasury, or deposit slip issued by Party B, or if the bank accepted by Party B can accept the bill of exchange, the letter of guarantee, or a backup letter of credit, the credit line corresponding to the guarantee is not counted as using the credit limit granted to Party A;
(4) Other businesses that are agreed by the two parties in writing as not occupying the credit limit. Although they do not occupy the credit limit, the above business agreements are still single agreements under this agreement and constitute an integral part of this agreement, and hence are subjected to the regulation by this agreement, unless otherwise specified.
Article 4 agreement for the handling of a single credit business
In the case that Party A applies to Party B for the handling of a single credit business specified under this agreement, Party A shall submit to Party B the corresponding application forms and/or corresponding contract/agreement signed with Party B (collectively referred to as single agreements).
Article 5 Term for the use of credit line
The term for the use of the credit line determined in Article 2 of this agreement is from the date this agreement comes into effect to **August 14, 2019.**
When the term for the use of the credit line mentioned in the preceding paragraph expires, and if both parties agree to let Party B continue to provide Party A with the credit line, an additional

agreement may be signed in writing to clearly stipulate the new amount of the credit line and the period of use. This supplemental agreement constitutes an integral part of this agreement and the provisions of this agreement shall apply. The supplemental agreement has the same legal effect as this agreement.

The expiration of the credit line will not affect the legal effect of this agreement and will not become a reason to terminate this agreement. The individual credit business handled by Party A and Party B in accordance with this agreement shall be implemented continuously in accordance with this agreement and the relevant single agreements, and the rights and obligations that have occurred shall be fulfilled.

Article 6 Prerequisites for the handling of individual credit business

For the handling of individual credit business, Party A shall meet the following conditions per the requirements of Party B:

1. Provide Party B in advance with company documents, slips, seals, list of relevant personnel, signature samples, and completed certificates related to the signing of this agreement and single agreements
2. Open an account for the handling of individual credit business;
3. The guarantee agreed in the agreement and the single agreement has been effectively established:
4. Other preconditions for the handling of individual credit business as agreed in single agreements;
5. Other conditions per the requirements of Party B.

Article 7 Guarantee

For the debt of Party A owed to Party B in accordance with this agreement and the single agreement, both parties shall use the following methods for guarantee:

1. The highest amount of guarantee

(1) HUI WANG provides the highest amount of guarantee and signs the corresponding contract for the highest amount of guarantee.

2. The highest amount of pledge

(1) **ACM Research (Shanghai) Inc.** provides the highest amount of pledge and signs the corresponding contract for the highest amount of pledge.

If Party B believes that Party A or the guarantor experience an event that may affect its ability to fulfill the contract, or if the contract becomes invalid, revoked, or terminated, or if the financial situation of Party A or the guarantor deteriorates or involves major lawsuit or arbitration, or other factors may affect the ability of Party A or the guarantor to fulfill the contract, or if the guarantor may default under the guarantee contract or other contracts signed between the guarantor and Party B, or if the collateral is devalued, destroyed, lost, or sealed up so that the value of the collateral is reduced or lost, Party B has the right to ask Party A to provide new guarantees or to replace the guarantor to guarantee the debts incurred under this agreement.

Article 8 Declaration and Commitment

Party A states as follows:

1. Party A is an entity established in accordance with law and has all necessary rights and capabilities to sign this contract and fulfill the obligations specified in this contract;
2. Signing and implementation of this agreement and single agreements are based on true intention

of Party A, and legal and effective authorizations have been obtained based on the requirements of organization rules or other internal management documents. In addition, the signing and implementation of this agreement will not violate any agreement, contract and other legal documents with a binding force on Party A. Party A has obtained or will obtain all relevant approval, permission, filing or registration required for the signing and implementation of this agreement;

3. All documents, financial reports, certificates and other materials provided by Party A to Party B under this agreement and single agreements are true, complete, accurate and effective.

4. Party A's application to Party B's business is true and legal, and the proceed will not be used for illegal purposes such as money laundering;

5. Party A has not concealed from Party B the conditions that may affect its financial status and the ability to fulfill the contract.

Party A promises as follows:

1. Party A shall submit its financial statements and other documents to Party B timely and regularly according to the requirements of Party B (including but not limited to annual reports, quarterly reports and monthly reports)

2. Accept and cooperate with Party B's use of its quota and inspection of apricot and supervision of production, operation and financial activities;

3. If Party A and the guarantor of this agreement sign a counter guarantee contract or a similar contract regarding the guarantee obligations of the guarantor, such contract shall not damage any rights of Party B specified in this agreement;

4. In the event of any situation that may affect the financial situation and the ability of Party A or the guarantor to fulfill the contract, including but not limited to any form of changes in business methods, such as separation, merger, joint venture, joint venture with foreign investors, contracting, restructuring, and planned IPO, reduction in registered capital, transfer of major assets or equity, commitment of major debts, and setting up of new guarantees, seal-up of collaterals, cancelation, revocation and bankrupt of the company, or involvement in major lawsuits, Party A shall promptly notify Party B;

5. For matters not specified in this agreement and single agreements, Party A shall be willing to handle such matters according to the relevant regulations and practices of Party B:

6. Complete the pledge procedures of patent "Method and equipment used to eliminate blocking barriers" (patent number: ZL 2009 1 0050835.7) and implement the pledge contract. The amount of guaranteed pledge shall not be less than 30 million yuan:

7. Complete the procedures of joint liability guarantee of HUI WANG and implement the guarantee contract. The spouse does not have to sign the consent letter;

8. The working capital loan is operated according to the mode of single financing. The credit limit of orders is limited to the purchase of raw materials specified under Party A's newly signed sales contract in 2018. The credit will be distributed based on real and effective procurement contract/order/invoice and sales contract/order/invoice via entrusted payment. If there is an agreement in the sales order to pay the advance payment, the certificate for the payment of advance payment shall be provided. The total amount of financing shall not exceed 60% of the sales order amount, and the term of the single payment shall not exceed 6 months. Before the loan is released, relevant proof shall be provided to confirm that the corresponding account of Party B will be used

as the account of receiving (including the confirmation e-mail of the other party). After the payment for the order is collected, the amount of financing of Party B shall be paid first to close the operation;

9. Party A and the board of directors will issue a promise: the order placed under Party B's order financing credit business shall not be re-financed, and the account used for receiving may not be changed or cancelled without the permission of Party B; new bank credit limit obtained during the credit period must obtain prior consent from Party B, and Party B's conditions of credit guarantee shall not be weaker than those of the new credit; if Party B's order financing credit business is not timely repaid by product revenue, Party A agrees to use its own funds to pay the debts incurred in Party B's order financing credit business;

10. In order to effectively strengthen post-lending management, Party A's daily capital flow shall be supervised and Party B's credit exposure shall be reduced. It is necessary to verify the return of Party A's funds on a monthly basis to closely track the progress of order payment. In one week before the expiration of single order financing credit, the remaining funds in Party B's account shall not be lower than the principal and interest of the financing;

11. If Party A's annual invoiced sales revenue in 2018 is less than 300 million (based on the tax return), or if the accumulated operating cash flow for the year is negative, or if amount of government subsidy is lower than that of the previous year, Party B's occupied loan shall not be more than 20 million;

12. During the credit period, if Party A fails to implement the Article 9 of its commitment, Party B has the right to announce the maturity of the loan prematurely.

Article 9 Party A's affiliated party in its group and the disclosure of connected transaction

The parties agree to use the following article 1:

1. Party A does not belong to group customers determined by Party B in accordance with the "Guidelines for Risk Management of Group Customer Credit Business of Commercial Banks" (abbreviated as "Guidelines").

2. Party A belongs to group customers determined by Party B according to the Guidelines. Party A shall promptly report to Party B the connected transactions valuing more than 10% of its net assets in accordance with the provisions of Article 17 of the Guidelines, including the relationship between the parties of the transaction, the item of the transaction and the nature of the transaction, the amount of the transaction or the corresponding proportion, and the pricing policy (including transactions with no amount or only a symbolic amount).

Article 10 Breach of Contract and Handling

One of the following events constitutes or is deemed as a breach of contract by Party A according to this agreement and single agreements:

1. Party A fails to fulfill the responsibilities of payment to Party B in accordance with this agreement of agreement and single agreements;

2. Party A fails to use the funds for the agreed purposes in accordance with this agreement and single agreements;

3. The statement made by Party A in this agreement or the single agreements is not true or violates its commitments in this agreement and single agreements;

4. The occurrence of events as stipulated in Article 8(2)(4) of this agreement that is deemed by Party B with the possibility to affect Party A's financial status and its abilities to fulfill the contract, or deemed by Party B with the possibility to affect the guarantor's financial status and its abilities

to fulfill the contract while Party A does not provide a new guarantor or replace the guarantor according to this agreement;
5. Party A terminates the business, resolves/cancels the registration of the company, or falls into bankruptcy;
6. Party A violates the agreement on rights and obligations of the parties stipulated in this agreement and single agreements;
7. Party A violates the agreement signed between Party A and Party B or other agencies of Bank of China Co., Ltd.
8. The guarantor violates the agreement of the guarantee contract or violates the agreement signed between the guarantor and Party B or other agencies of Bank of China Co., Ltd.
In the event of a breach of contract as stipulated in the preceding paragraph, Party B shall reserve the right to take the following measures separately or simultaneously according to the situation of violation:
1. Require Party A and the guarantor to correct their breach of contract within a time limit;
2. Completely or partially reduce, suspend or terminate the credit limit granted to Party A;
3. Completely or partially suspend or terminate the business application of Party submitted according to this agreement, single agreements or other agreements between Party A and Party B; for the loan that has not been distributed or the trade financing/guarantee business that has not been handled, completely or partially suspend or terminate loan distribution and processing;
4. Declare that the full amount or a part of the principal and other payables of outstanding loans, trade financing and letters of guarantee specified in this agreement, single agreements or other agreements between Party A and Party B mature immediately;
5. Termination or dissolution of this agreement. Completely or partially terminate or dissolute single agreements and other agreements between Party A and Party B;
6. Ask Party A to compensate Party B for losses caused by Party A's breach of contract, including but not limited to the litigation n fees, lawyer fees, notary fees and execution fees incurred to enforce debt repayment.
7. Deduct the amount in Party A's account at Party B to compensate Party A for all or part of the debt of Party B. The balance in the account that has not matured is deemed as prematurely matured. When the currency of the account and the currency used by Party B's business are not the same, the exchange rate applicable to Party B will be used at the time of deduction;
8. Exercise the right to protect assets;
9. Ask the guarantor to fulfill the responsibility of guarantee;
10. Other measures deemed necessary by Party B.

Article 11 Reserved rights

If one party does not exercise some or all of the rights specified under this agreement or single agreements, or if one party does not require the other party to assume or bear some or all of the obligations and responsibilities, it does not constitute a waiver for such rights by this party or the exemption of such obligations and responsibilities.
Any of the relief, extension or delays granted by one party to the other party regarding the implementation of the rights specified under this agreement and single agreements shall not affect the granting party to enjoy any rights specified in this agreement, single agreements, laws and regulations, and shall not be deemed as the abandonment of rights by the granting party.

Article 12. Alteration, modification, termination and partial invalidation

This agreement is subject to change by both parties upon negotiation and can be changed or modified in writing. Any change or modification constitutes an integral component of this agreement.
Except as otherwise stipulated by laws and regulations, or as otherwise agreed by the parties, this agreement shall not be terminated until all rights and obligations specified in this agreement and single agreements have been fulfilled.
Except as otherwise stipulated by laws and regulations, or as otherwise agreed by the parties, the invalidity of any provision of this agreement shall not affect the legal effect of other provisions.

Article 13 Applicable laws and dispute resolution

Unless otherwise agreed by the parties, the laws of the People's Republic of China shall apply to this agreement and single agreements.
Unless otherwise agreed by the parties, any dispute arising from the formulation and implementation of this agreement or single agreements after this agreement or single agreements come into force can be resolved by negotiation. If the negotiation fails to resolve the dispute, any party may choose to resolve the dispute using the second method described below:
1. Submit the dispute to__/__ arbitration committee for arbitration.
2. According to law, file a lawsuit to the People's Court in the jurisdiction of Party B or other agencies of Bank of China that fulfill rights and obligations in accordance with this agreement or single agreements.
3. According to law, file a lawsuit to the People's Court with the jurisdiction.
During the period of dispute resolution, if the dispute does not affect the implementation of other provisions in this agreement or single agreements, the other provisions should still be honored.

Article 14 Attachment

The following attachments and other attachments and single agreements confirmed by both parties constitute an integral part of this agreement and have the same legal effect as that of this agreement.

Article 15 Other agreements

1. Without the written consent of Party B, Party A shall not transfer any rights and obligations of this agreement and single agreements to a third party.
2. If Party B is required by business demand to entrust other agencies of Bank of China to exercise the rights and obligations specified in this agreement and single agreements, Party A recognizes such practice; the other agencies of Bank of China entrusted by Party B have the right to exercise all rights specified under this agreement and single agreements, and have the right to file a lawsuit to the court or apply for arbitration by arbitration agencies for disputes related to this agreement and single agreements.
3. Without affecting any other agreement specified in this agreement and single agreements, this agreement is legally binding on both parties and their respective successors and assignees generated according to law.
4. Unless otherwise agreed, both parties shall designate the place of residence shown in this agreement as the address for communication and contact. Both parties shall also promise to notify the other party promptly in writing when the address for communication and contact is changed.
5. The title and business name described in this agreement are used only for the convenience of reference. The title and business name described in this agreement shall not be used for the interpretation of the terms and the rights and obligations of both parties. 6. If Party B fails to honor

the contract or fails to honor the contract in accordance with the agreement because of the changes in laws/regulations and regulatory requirements or because of the requirements of regulatory agencies, Party B has the right to terminate the agreement or to change the implementation of this agreement and single agreements in accordance with the changes in laws/regulations and regulatory requirements or the requirements of regulatory agencies. If the agreement is terminated or changed due to above reasons so that Party B fails to honor the contract or fails to honor the contract in accordance with the agreement, Party B shall be exempt from the responsibilities.

Article 16 Effectiveness of the agreement

This agreement shall become effective on the date when it is signed and stamped by the legal representatives, responsible persons or authorized signatory of the two parties.

The agreement has two copies, with each party and the guarantor holding one copy. The copies have the same legal effect.

(There is no text below)

(Signature page, no text on this page)

Party A: ACM Research (Shanghai) Inc. [Seal]

Authorized signatory of Party A: HUI WANG

Date: August 24, 2018

Party B: Bank of China Co., Ltd. Branch in Shanghai Pudong Development Zone [Seal]

Authorized signatory of Party B: Jiang Yong

Date: August 24, 2018